Exhibit 2.2

DATED 15 OCTOBER 2021

VARIATION AGREEMENT

between

SIGNA SPORTS UNITED GMBH

and

BRIDGEPOINT ADVISERS LIMITED

and

HUW CRWYS-WILLIAMS

This agreement is dated 15 OCTOBER 2021

Parties

(1)

SIGNA SPORTS UNITED GMBH, incorporated in Germany with registered seat in Munich registered under number HRB 241442 (local court of Munich) and whose office address is at Kantstraße 164, 10623 Berlin, Germany (Buyer);

(2)

BRIDGEPOINT ADVISERS LIMITED, a company incorporated in England and Wales under number 03220373 whose registered office is at 95 Wigmore Street, London, England And Wales, W1U 1FB (acting as manager of the Bridgepoint Beneficial Sellers and in its capacity as “Investor Representative” under the SPA) (Investor Representative); and

(3)	HUW CRWYS-WILLIAMS of 3 Hepburn Place, London W3 9BG (in his capacity as “Manager Representative” under the SPA) (Manager Representative);

BACKGROUND

(A)	The Buyer, the Investor Representative and the Manager Representative are, among others, party to a sale and purchase agreement relating to Mapil Topco Limited dated 11 June 2021 (the SPA).

(B)

In accordance with clause 15.5 of the SPA, the parties have agreed to amend the SPA on the terms of this agreement (the Variation Agreement) with effect from the date of this Variation Agreement (Variation Date).

(C)

The purpose of this variation is to provide that: (i) in certain circumstances the amount of Total Consideration to be settled in cash as part of the First Consideration Instalment may be reduced by an amount of up to $30,000,000, with a corresponding increase to the amount of the Second Consideration Instalment to be settled via the issuance of SPAC Shares, and (ii) in certain circumstances some or all of the Third Consideration Instalment may be settled via the issuance of SPAC Shares on Completion rather than in cash within 10 Business Days of the Lock-Up Expiry Date. For the avoidance of doubt, nothing in this Agreement shall operate to reduce the amount of the Total Consideration.

Agreed terms

1.	Terms defined in the Agreement

Terms and expressions defined in the SPA shall have the same meanings in this Variation Agreement.

2.	Variation

With effect from the Variation Date, the SPA shall be varied by:

2.1	adding the following definitions to clause 1.1 of the SPA:

First Instalment Shortfall Amount means the lesser of (i) the Shortfall Amount, and (ii) US$ 60,000,000.

First Second Instalment Addition Amount has the meaning given to it in paragraph 1.1.1(b) of Part 3 of Schedule 1.

First Second Instalment Additional Shares means the SPAC Shares which are issued in satisfaction of the First Second Instalment Addition Amount.

Proportionate First Instalment Shortfall Amount means an amount equal to 0.5 x the First Instalment Shortfall Amount.

Redemption Offset Agreement means the redemption offset agreement dated 15 October 2021 entered into by and among SIGNA Sports United B.V., Signa International Sports Holding GmbH and Bridgepoint Advisers Limited.

Shortfall Amount has the meaning given to it in the Redemption Offset Agreement.

Third Instalment Shortfall Amount means the amount by which the Shortfall Amount exceeds US$ 90,000,000.

Third Second Instalment Addition Amount has the meaning given to it in paragraph 1.1.3(a) of Part 3 of Schedule 1.

Third Second Instalment Additional Shares means the SPAC Shares which are issued in satisfaction of the Third Second Instalment Addition Amount.

2.2	adding the following new clause 6.10:

6.10

The Buyer undertakes to the Sellers to confirm the Shortfall Amount to the Sellers Representatives and to provide reasonable supporting evidence of such amount (as requested by any Seller Representative) at least three Business Days before Completion.

2.3	adding the words “and, if any, the Third Second Instalment Additional Shares” immediately after the word “Second Consideration Instalment” in clause 13.6 of the SPA.

2.4	adding the following sentence at the end of clause 13.6 of the SPA:

“It is acknowledged and agreed that no lock-up period will apply in respect of the First Second Instalment Additional Shares and the lock-up deeds to be delivered pursuant to paragraph 1.4.1 of Part 1 of Schedule 5 will not contain any restrictions on the disposal of First Second Instalment Additional Shares.”

2.5	deleting the entire text of paragraph 1.1.1 of Part 3 of Schedule 1 of the SPA and replacing it with the following:

1.1.1	in respect of an amount equal to:

(a)

if the First Instalment Shortfall Amount is equal to zero, or if Signa International Sports Holding GmbH has not complied with its obligations under the Redemption Offset Agreement such that it has not subscribed in cash on or before Completion for a number of SPAC Shares equal to the amount of the Proportionate First Instalment Shortfall Amount divided by US $10, at a price of US $10 per SPAC Share, 60% of the Total Consideration; or

(b)

if the First Instalment Shortfall Amount exceeds zero and Signa International Sports Holding GmbH has complied with its obligations under the Redemption Offset Agreement such that it has subscribed in cash on or before Completion for a number of SPAC Shares equal to the amount of the Proportionate First Instalment Shortfall Amount divided by US $10, at a price of US $10 per SPAC Share, 60% of the Total Consideration minus an amount equal to the Proportionate First Instalment Shortfall Amount, with the amount of such reduction being calculated by first taking the Proportionate First Instalment Shortfall Amount in US dollars and redenominating such amount into sterling (at the SPAC Initial Business Combination FX Rate (Closing)) (such sterling amount being the “First Second Instalment Addition Amount”),

(in either case, the “First Consideration Instalment”) such amount will be paid by the Buyer to the Sellers in cash in sterling on Completion in accordance with paragraph 1.1 of Part 2 of Schedule 5, to be split amongst the Sellers as set out in paragraph 2.1 of this Part 3 of Schedule 1;

2.6

adding in to paragraph 1.1.2 of Part 3 of Schedule 1 of the SPA the words “plus an amount equal to the First Second Instalment Addition Amount (if any) plus an amount equal to the Third Second Instalment Addition Amount (if any)” after the words “25% of the Total Consideration”:

2.7	deleting the entire text of paragraph 1.1.3 of Part 3 of Schedule 1 of the SPA and replacing it with the following:

1.1.3	in respect of an amount equal to:

(a)    if the Third Instalment Shortfall Amount exceeds zero and Signa International Sports Holding GmbH has complied with its obligations under the Redemption Offset Agreement such that it has subscribed in cash on or before Completion for 6,000,000 SPAC Shares at a subscription price of USD60,000,000, an amount equal to 15% of the Total Consideration minus the Third Instalment Shortfall Amount (with the sterling amount of such reduction being calculated by first taking the US dollar amount of the Third Instalment Shortfall Amount and redenominating such amount into sterling at the SPAC Initial Business Combination FX Rate (Closing)) (such sterling denominated amount of the Third Instalment Shortfall Amount being the “Third Second Instalment Addition Amount”); or

(b)    if the Third Instalment Shortfall Amount equals zero or Signa International Sports Holding GmbH has not complied with its obligations under the Redemption Offset Agreement such that it has not subscribed in cash on or before Completion for 6,000,000 SPAC Shares at a subscription price of USD60,000,000, 15% of the Total Consideration,

(in either case the “Third Consideration Instalment”) such amount will be settled by the Buyer within 10 Business Days of the Lock-Up Expiry Date (or at such earlier date as is determined by the Buyer at its sole election) through the payment of cash, to be paid in sterling to the Seller Account(s) and such Initial Third Consideration Instalment shall be split amongst the Sellers as set out in paragraph 2.3 of this part 3 of Schedule 1.

3.	Continuation

Except as set out in clause 2 of this Variation Agreement, the SPA shall continue in full force and effect.

4.	Governing law and jurisdiction

4.1

This Variation Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales.

4.2

The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of, or in connection with, this Variation Agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Bridgepoint Advisers Limited (acting as manager of the Bridgepoint Beneficial Sellers):

/s/ Michael Davy

Date:	15 October 2021

Position:	Partner

SIGNA Sports United GmbH:

	/s/ Stephan Zoll		/s/ Stefanie Kniepen

Name:	Stephan Zoll	Name:	Stefanie Kniepen

Date:	15 October 2021	Date:	15 October 2021

Position:	Managing Director	Position:	Managing Director

Huw Crwys-Williams:

/s/ Huw Crwys-Willaims

Date:	15 October 2021